Investor Contact: Brad Ankerholz
770-644-3062
Media Contact: Cindy Baerman
770-644-3215
PRESS RELEASE: For Immediate Release

Graphic Packaging Holding Company Combines its Multi-Wall Bag and Specialty Plastics Packaging Businesses with Delta Natural Kraft, LLC and Mid-America Packaging, LLC
Transaction Highlights

•	Combination creates North America's only vertically integrated multi-wall bag business

•	Graphic Packaging owns 87% of combined business and will consolidate its results

•	Newly added companies recorded trailing annual revenues of approximately $150 million

•	Transaction does not impact Graphic Packaging's net leverage ratio

•	Combination expected to yield $20-25 million in synergy opportunities and be accretive to earnings per share by 2013

MARIETTA, Ga., Dec. 9, 2011 Graphic Packaging Holding Company (NYSE: GPK), a leading provider of packaging solutions to food, beverage and other consumer products companies, today announced the combination of its multi-wall bag and specialty plastics packaging businesses with the kraft paper and multi-wall bag businesses of Delta Natural Kraft, LLC (DNK) and Mid-America Packaging, LLC (MAP), both wholly owned subsidiaries of Capital Five Investments, LLC (CVI).
“We are excited about combining our multi-wall bag and specialty plastics packaging assets with those of Delta Natural Kraft and Mid-America Packaging,” said David Scheible, Graphic Packaging's president and chief executive officer. “The combined entity further strengthens our position as a provider of these products, while vertically integrating our converting assets with the kraft paper production capacity of Delta Natural Kraft. The combination will allow us to better serve our customers through the expanded operations, yield numerous synergy opportunities, and position us well for a rebound of the end markets served by these products. We are also pleased to have Mark Van Dame, chief executive officer of Delta Natural Kraft and Mid-America Packaging, and his leadership team join the Graphic Packaging family.”
Under the terms of the transaction, Graphic Packaging formed a new limited liability company and contributed the assets of its multi-wall bag and specialty plastics packaging businesses and CVI contributed its ownership interests in DNK and MAP to the newly formed company. Neither party received cash consideration as part of the transaction. However, the new company assumed approximately $25 million in third party debt of DNK and MAP. Concurrent with the transaction, a majority of this assumed debt was repaid with the proceeds of an intercompany loan from Graphic Packaging. After the combination, Graphic Packaging owns approximately 87% of the new company and will consolidate its results of operations. The DNK and MAP businesses had annual revenues of approximately $150 million and the combination does not impact Graphic Packaging's net leverage ratio. The remaining 13% of the new company is owned by CVI.
The transaction was structured as a tax-free combination and will allow for tax efficient distribution of profits to the owners of the newly created entity.

Forward Looking Statements
Any statements of the Company's expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, the effect of the combination, synergy opportunities, market conditions, and tax attributes of the combination, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations.

These risks and uncertainties include, but are not limited to, the Company's substantial amount of debt, inflation of and volatility in raw material and energy costs, cutbacks in consumer spending that could affect demand for the Company's products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the Company's ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, volatility in the credit and securities markets and the impact of regulatory and litigation matters, including those that could impact the Company's ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.
About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard and specialty packaging. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.
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